UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2016

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

Changes to Compensation Arrangements of Named Executive Officers

On February 22, 2016, Voya Financial, Inc. (the “Company”) made changes to the compensation arrangements of Rodney O. Martin, Jr., the Company’s Chairman and Chief Executive Officer, and Alain M. Karaoglan, the Company’s Executive Vice President, Chief Operating Officer, and Chief Executive Officer of the Company’s Retirement and Investment Solutions business, each of whom is a named executive officer (as such term is defined in Item 402 of Regulation S-K) of the Company.

The changes for Mr. Martin include an increase in Mr. Martin’s target annual incentive award opportunity, effective beginning for 2016 performance, from 200% to 220% of his annual base salary (for a target annual incentive opportunity of $2.2 million), and a change in his target long-term incentive opportunity, effective beginning for 2016 performance, from 550% to 630% of his annual base salary (for a target long-term incentive opportunity of $6.3 million).

The changes for Mr. Karaoglan include an increase in Mr. Karaoglan’s annual base salary, effective as of March 1, 2016, to $740,000, and an increase in Mr. Karaoglan’s target long-term incentive opportunity, effective beginning for 2016 performance, to 321% of his annual base salary (for a target long-term incentive opportunity of $2.38 million).

A description of the Company’s annual incentive plan and long-term incentive plan, and of the 2014 Omnibus Employee Incentive Plan under which equity-based awards are granted, is contained in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 16, 2014, under the captions “Compensation of Executive Officers—Compensation Discussion and Analysis—2013 Compensation—Annual Cash and Deferred Equity-Based Incentive Compensation”, “—Long-Term Equity-Based Incentive Compensation”, “—Critical Compensation and Other Policies”, and “—Summary of Plan—Voya Financial, Inc. 2014 Omnibus Employee Incentive Plan”, and such descriptions are hereby incorporated into this Item 5.02 by reference.

Adoption of Voya Financial, Inc. Severance Plan for Senior Managers

On February 22, 2016, Voya Financial, Inc. (the “Company”) adopted the Voya Financial, Inc. Severance Plan for Senior Managers (the “Plan”), which provides severance benefits for designated senior managers (“Plan Participants”) of the Company and its subsidiaries in the event of specified “Qualified Terminations”, generally involving terminations not for Cause (as such term is defined in the Plan), or, following certain change of control events, voluntary terminations for Good Reason (as such term is defined in the Plan).

Under the Plan, in the event of a Qualified Termination, Plan Participants would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the Plan Participant’s eligible base salary and annual cash bonus, multiplied by a specified factor (ranging from one to two); (ii) twelve months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated cash bonus with respect to the period of employment prior to the Qualified Termination.

In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year; (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.

The provisions of the Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:	/s/ TREVOR OGLE

Name:	Trevor Ogle

Title:	Senior Vice President and Deputy General Counsel

Dated: February 26, 2016